EXHIBIT 21
                              LIST OF SUBSIDIARIES


         International Reactors, Inc., a Nevada Corporation

         Idaho Energy Complex Corporation, an Idaho Corporation,
         100%  of  issued  and   outstanding   stock  of  Idaho  Energy  Complex
         Corporation is owned by Alternate Energy Holdings, Inc.

         Reactor Land Development, LLC, a Delaware Limited Liability Company

         Energy Neutral, Inc., an Idaho Corporation